                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 9)*

                               SERVOTRONICS, INC.
 ------------------------------------------------------------------------------
                                (Name of Issuer)

                          Common Stock, par value $.20
 ------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                  81773232 10 0
         --------------------------------------------------------------
                                 (CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 13 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                        (Continued on following page(s))

                                 Page 1 of 5 Pages


------------------------------------------------                                    --------------------------------------
CUSIP NO. 81773232 10 0                                         13G                            Page 2 of 5 Pages
          -------------
------------------------------------------------                                    --------------------------------------

-------------------------------------------------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON

             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Servotronics, Inc. Employee Stock Ownership Trust
             (I.R.S. Id. No.:  16-125-2558)

-------------------------------------------------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                                                                                 (a) [ ]
                                                                                                                 (b) [ ]

-------------------------------------------------------------------------------------------------------------------------
     3       SEC USE ONLY

-------------------------------------------------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

                      New York

-------------------------------------------------------------------------------------------------------------------------
                                           5     SOLE VOTING POWER
  NUMBER OF
    SHARES                                                660,713.248
 BENEFICIALLY
   OWNED BY
     EACH
  REPORTING
    PERSON
     WITH                              ----------------------------------------------------------------------------------
                                           6     SHARED VOTING POWER

                                       ----------------------------------------------------------------------------------
                                           7     SOLE DISPOSITIVE POWER

                                                          942,085

                                       ----------------------------------------------------------------------------------
                                           8     SHARED DISPOSITIVE POWER

-------------------------------------------------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                               942,085

-------------------------------------------------------------------------------------------------------------------------
    10       CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


-------------------------------------------------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                               40%

-------------------------------------------------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                               EP

-------------------------------------------------------------------------------------------------------------------------

                      *SEE INSTRUCTION BEFORE FILLING OUT!

                                 AMENDMENT NO. 9

                                       TO

                                  SCHEDULE 13G

                               SERVOTRONICS, INC.
                               ------------------

Item 1(a)         Name of Issuer:
                  ---------------

                  Servotronics, Inc.

Item 1(b)         Address of Issuer's Principal Executive Offices:
                  ------------------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(a)         Name of Person Filing:
                  ----------------------

                  Servotronics, Inc. Employee Stock Ownership Trust (the "ESOT")

Item 2(b)         Address of Principal Business Office:
                  -------------------------------------

                  1110 Maple Street, Elma, New York 14059

Item 2(c)         Citizenship:
                  ------------

                  The ESOT is a trust organized in the State of New York.

Item 2(d)         Title of Class of Securities:
                  -----------------------------

                  Common Stock, $.20 par value

Item 2(e)         CUSIP Number:
                  -------------

                  81773232 10 0

Item 3            This Statement is Filed Pursuant to Rule 13d-1(b) by an:
                  --------------------------------------------------------

                  (f) Employee Benefit Plan which is subject to the provisions of the Employee Retirement Income Security Act of 1974

                                Page 3 of 5 Pages

Item 4            Ownership (as of December 31, 1996):
                  ------------------------------------

                  (a)      Amount Beneficially Owned:
                           -----------------------------

                                    942,085 shares

                  (b)      Percent of Class:
                           -----------------

                                    40%

                  (c) The ESOT has sole dispositive power with respect to approximately 942,085 shares and sole voting power with respect to approximately 660,713.248 shares.

Item 5            Ownership of Five Percent or Less of a Class:
                  ---------------------------------------------

                  Not applicable.

Item 6            Ownership of More than Five Percent on Behalf of Another
                  Person:
                  --------------------------------------------------------

                  Not applicable.

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding
                  Company:
                  -------------------------------------------------------------

                  Not applicable.

Item 8            Identification and Classification of Members of the Group:
                  ----------------------------------------------------------

                  Not applicable.

Item 9            Notice of Dissolution of Group:
                  -------------------------------

                  Not applicable.

Item 10           Certification:
                  --------------

                  By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing control of the issuer of such securities and were not acquired in

                                Page 4 of 5 Pages
                    connection with or as the participant in any transaction having such purpose or effect.

Signature
---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

DATED: February 14, 1997.

                                   SERVOTRONICS, INC. EMPLOYEE STOCK
                                        OWNERSHIP TRUST

                                   By: /s/ Lee D. Burns, Trustee
                                      --------------------------------------
                                      Lee D. Burns, a Trustee



                                Page 5 of 5 Pages